2009

Yum! Performance Share Plan Summary

March 27, 2009

Eligibility

You are eligible to earn an award under the Yum! Performance Share Plan (the “Plan”) if you are the Chief Executive Officer, Chief Financial Officer, or Brand President, as determined by the committee administering the Program.

Introduction

As a participant in the Plan, you will be granted Units which will represent shares of Yum! common stock.  You will receive a share of Yum! stock for each Unit at the end of the three calendar year Performance Period (2009-2011), provided that the total number of shares you receive will be adjusted up or down depending on the Compound Annual Growth Rate during the Performance Period, and adjusted for dividends paid on Yum! shares during the Performance Period, as described below.

Grant of Units

At the beginning of the Performance Period, you will receive a grant with a face value equal to 33% of your target bonus for the first year of the Performance Period.  This face value will be divided by the closing price of a share of Yum! stock on March 27, 2009, the date the Program was established, to determine the number of units granted.

Dividends

As Yum! dividends are declared during the Performance Period, you will be granted additional Units.  The number of Units allocated to you for that Performance Period will be increased by the number of units equal to the dividend amount that would be payable with respect to the number of shares of Stock equal to the number of Units allocated to the Participant on the dividend record date divided by the Fair Market Value of a share of Stock on the date of payment of the dividend.

Earned Units

As soon as practicable after the end of the Performance Period, you will receive shares of Yum! stock equal to the number of Units you were granted at the beginning of the Performance Period, plus the additional Units attributable to the dividends paid during the Performance Period, multiplied by the Performance Multiplier for the Performance Period.

The Performance Multiplier will be based on Yum!’s Compound Annual Growth Rate for the Performance Period, determined in accordance with the following schedule:

If the Compound Annual Growth Rate for EPS for the Performance Period is:	The Performance Multiplier will be:
Less than 7% per year	0%
At least 7% but less than 8.5%	50%
At least 8.5% but less than 10%	75%
At least 10% but less than 11.5%	100%
At least 11.5% but less than 13%	125%
At least 13% but less than 14.5%	150%
At least 14.5% but less than 16%	175%
Greater than 16%	200%

EPS is defined in the appendix.

Employment Termination during Performance Period

If your employment terminates before the last day of the Performance Period, you will forfeit all Units granted to you for that Performance Period, subject to the following:

Retirement or Disability
If your employment terminates during the Performance Period by reason of your retirement or disability before the end of the Performance Period, then, for each Performance Period that ends after your employment terminates, you will receive the number of shares of Yum! stock that you would have received for that Performance Period, determined as though your employment termination did not occur during the Performance Period (and based on the actual performance for the entire Performance Period), subject to a pro rata reduction to reflect the portion of the applicable Performance Period after your termination date.  The distribution for each Performance Period will be made at the same time distribution would have been made if your employment had continued through the end of the Performance Period.

Death
If your employment ends before the end of the Performance Period by reason of your death, your estate will receive a distribution of shares of Yum! stock for all Performance Periods that have not ended at the time of your employment termination, with distribution to be made at the same time distribution would have been made with respect to the Performance Period that ends on the last day of the year in which your employment terminates.  The distribution will include:

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The shares of Yum! stock earned for the Performance Period that ends on the last day of the year in which the employment termination occurs, based on the actual performance for the entire Performance Period.

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The shares of Yum! stock that you would have received for Performance Periods that end after the last day of the year in which your employment termination occurs for each of those Performance Periods, determined as though the target level of performance had been achieved for each such Performance Period.

However, the number of shares distributable to your estate after your death will be subject to a pro rata reduction to reflect the portion of the respective Performance Period after the Date of Termination.

Deferred Distribution

You may elect, not later than June 20, 2009, to defer distribution with respect to Units in accordance with the Executive Income Deferral Program (“EID”), subject to the terms of that plan.  During the period of such deferral and prior to distribution, deferred amounts will be deemed to be invested in shares of Yum! stock in accordance with the terms of the EID.  Units earned by you for the Performance Period, and which you have deferred under the EID, will be vested and nonforfeitable on and after the date they have been earned (as described above) for the Performance Period.

If your employment terminates by reason of your retirement, disability, or death and you have elected to defer distribution of the shares under the EID, distribution will be made in accordance with the applicable terms of the EID.

Miscellaneous

●	If you have questions about the Plan, contact Mark Lagestee at 502-874-8184.

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The awards granted under the Plan are granted pursuant to and subject to the terms of the Yum! Brands, Inc. Performance Share Plan Summary.  Capitalized terms used herein but not otherwise defined shall have the meaning given to such terms under that document.

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The number of Units and the manner of determining the Performance Multiplier may be adjusted to reflect acquisitions, re-franchising, and extraordinary or unplanned events that occur during the Performance Period.

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Yum! reserves the sole discretionary right to modify, amend, or terminate the Program at any time.  Yum! retains the sole and exclusive authority to construe and interpret the Program, decide all questions of fact and questions or eligibility and determine the amount, manner and time of payment of any Award, which shall be final and binding.

●	This Summary is not a contract. It does not confer any employment rights nor does it give any employee or former employee any rights to continued employment.

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If the number of shares delivered to a participant under the Plan is based on attainment of a level of objective performance goals that is later determined to have been inaccurate, such inaccuracy was caused by misconduct by an employee of Yum! or one of its subsidiaries, and as a result the number of shares delivered to a participant (or that would have been delivered in the absence of an election to defer distribution) is greater than it should have been, then:

(1) The participant (regardless of whether then employed) whose misconduct caused the inaccuracy will be required to repay the excess.

(2)         The Compensation Committee of the Board of Directors may require an active or former participant (regardless of whether then employed) to repay the excess previously received by that participant if the Committee concludes that the repayment is necessary to prevent the participant from unfairly benefiting from the inaccuracy.  However, repayment under this paragraph (2) shall apply to an active or former participant only if the Committee reasonably determines that, prior to the time such shares were paid (or, if payment of the shares is electively deferred by the participant, at the time the shares would have been paid in the absence of the deferral), such participant knew or should have known that the share amount was greater than it should have been by reason of the inaccuracy.  Further, the amount to be repaid by the participant may not be greater than the excess of (i) the shares paid to the participant over (ii) the shares that would have been paid to a participant in the absence of the inaccuracy, provided that, in determining the amount under this clause (ii), the Committee may take into account only the inaccuracy of which the participant knew or should have known, and which the participant knew or should have known was caused by misconduct.

(3)         The committee may also adjust a participant’s future compensation in consideration of the above-described adjustment, and Yum! and its subsidiaries may set off against the amount of any such gain any amount owed to the participant.  For this purpose, the term “misconduct” means fraudulent or illegal conduct or omission that is knowing or intentional.  The foregoing provisions do not apply to reductions in shares delivered under this Plan made after a Change in Control (as defined in the Long Term Incentive Plan).

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 The Plan is voluntary, and you have chosen to participate in the Plan.  You understand that all amounts paid under the Plan are paid as an advance that is contingent on the accuracy of the measures used to determine attainment of the level of objective performance goals.  If the amount advanced to you under the Plan is determined to have been greater than it should have been as a result of such measures having been determined to be inaccurate, you agree to repay any excess amounts to Yum! or its subsidiaries if Yum! or a subsidiary requests repayment.  If a participant does not wish to participate in the Plan, including all the conditions specified, the participant must notify Anne Byerlein on or before April 3, 2009.

APPENDIX

Earnings Per Share:  For purposes of determining the award available to any participant for the performance period, operating earnings per share shall mean Yum!’s earnings per share for each fiscal year during the performance period before special items which are believed to be distortive of Yum!'s consolidated results on a year over year basis and adjusted to account for any change during any fiscal year during the performance period in corporate capitalization, such as a stock split, reverse stock split, or stock dividend, any corporate transaction such as a reorganization, reclassification, merger or consolidation or separation, including spin-off, of the Company or any events that are unusual in nature or infrequent in occurrence.